Exhibit 99.1

Path Labs, LLC

West Sacramento, California

FINANCIAL STATEMENTS

December 31, 2013

Contents

INDEPENDENT AUDITOR’S REPORT	2

FINANCIAL STATEMENTS
BALANCE SHEET	4
STATEMENT OF INCOME	3
STATEMENT OF SHAREHOLDERS’ EQUITY	4
STATEMENT OF CASH FLOWS	6
NOTES TO FINANCIAL STATEMENTS	7

INDEPENDENT AUDITOR’S REPORT

To the Member of

Path Labs, LLC

West Sacramento, California

Report on the Financial Statements

We have audited the accompanying financial statements of Path Labs, LLC (a wholly-owned subsidiary of Path Labs Holding, LLC), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations and member’s deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Path Labs, LLC as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that Path Labs, LLC will continue as a going concern. As discussed in Note 1 to the financial statements, Path Labs, LLC has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Crowe Horwath LLP

Sacramento, California

July 8, 2014

PATH LABS, LLC

BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$247,237	$204,955
Patient accounts receivable, less allowance for doubtful accounts of $554,889 and $287,850 in 2013 and 2012, respectively (Note 2)	1,564,870	1,583,191
Medical supplies inventory	87,303	100,204
Prepaid expenses	76,700	47,010

Total current assets	1,976,110	1,935,360

Deposits and other assets	29,042	29,042
Property and equipment, net (Note 4)	771,048	1,123,287
Goodwill (Note 5)	2,277,705	4,877,705
Intangible assets, net (Note 6)	5,503,522	5,884,093

Total assets	$10,557,427	$13,849,487

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$580,472	$763,294
Accrued compensation	314,408	274,043
Accrued expenses	288,288	190,139
Acquisition liability, current portion (Note 3)	240,999	222,755
Due to related parties (Note 14)	173,935	167,883
Capital lease obligation, current portion (Note 10)	205,737	257,216
Line of credit (Note 7)	3,800,000	2,500,000
Notes payable, related parties, current portion (Note 8)	—	2,691,370
Notes payable, current portion (Note 8)	37,627	42,808
Due to Path Labs Holding, LLC (Note 14)	15,045,685	13,045,685

Total current liabilities	20,687,151	20,155,193

Acquisition liability, net of current portion (Note 3)	—	192,493
Capital lease obligation, net of current portion (Note 10)	—	183,004
Notes payable, related parties (Note 8)	3,287,071	100,000
Notes payable, net of current portion (Note 8)	31,911	75,185

Total liabilities	24,006,133	20,705,875

Commitments and contingencies (Note 13)

Member’s deficit:
Common units, 300 issued and outstanding at December 31, 2013 and 2012	3,405,992	3,405,992
Accumulated deficit	(16,854,698)	(10,262,380)

Total member’s deficit	(13,448,706)	(6,856,388)

Total liabilities and member’s deficit	$10,557,427	$13,849,487

See accompanying notes to financial statements.

PATH LABS, LLC

STATEMENTS OF OPERATIONS AND MEMBER’S DEFICIT

For the Years Ended December 31, 2013 and 2012

	2013	2012

Laboratory service revenue, net	$9,837,461	$12,727,284
Cost of revenue	7,700,647	10,270,309

Gross margin	2,136,814	2,456,975

Operating Expenses
Sales and marketing	1,033,339	1,465,024
General and administrative	3,848,860	4,670,462
Depreciation and amortization (Notes 4 and 6)	601,779	607,729
Impairment expense (Notes 5 and 6)	2,600,000	461,316

Total operating expenses	8,083,978	7,204,531

Operating loss	(5,947,164)	(4,747,556)

Other (expense) income
Interest expense (Notes 7, 8 and 10)	(664,632)	(755,635)
Other income	19,478	—

Total other (expense) income	(645,154)	(755,635)

Net loss	(6,592,318)	(5,503,191)

Member’s deficit, beginning of year	(6,856,388)	(1,353,197)

Member’s deficit, end of year	$(13,448,706)	$(6,856,388)

See accompanying notes to financial statements.

PATH LABS, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(6,592,318)	$(5,503,191)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	797,207	837,084
(Gain) loss on disposal of property and equipment	(8,136)	101,398
Impairment on intangible assets	2,600,000	461,316
Capitalized interest expense on long term borrowings	397,039	111,370
Interest accretion	82,163	169,728
Decrease in acquisition liability	(3,287)	(252,571)
Changes in operating assets and liabilities
Patients accounts receivable	18,321	663,931
Medical supplies inventory	12,901	144,273
Other current assets	(29,690)	20,024
Deposits and other assets	—	26,847
Accounts payable	(182,822)	(248,647)
Accrued expenses	138,514	(413,004)
Due from affiliates	3,152	6,443

Net cash used in operating activities	(2,766,956)	(3,874,999)

Cash flows from investing activities
Purchase of property and equipment	(68,277)	(228,955)
Proceeds from sale of property and equipment	12,016	27,515
Payments on acquisition liability	(253,125)	(290,625)

Net cash used in investing activities	(309,386)	(492,065)

Cash flows from financing activities
Issuance of notes payable to related parties	101,562	2,680,000
Payments on notes payable	(48,456)	(2,631,351)
Borrowing on line of credit	1,300,000	1,830,324
Principal payment on capital lease	(234,482)	(238,263)
Advances from Path Labs Holdings, LLC	2,000,000	2,686,000

Net cash provided by financing activities	3,118,624	4,326,710

Net increase (decrease) in cash and cash equivalents	42,282	(40,354)

Cash and cash equivalents, beginning of year	204,955	245,309

Cash and cash equivalents, end of year	$247,237	$204,955

Supplemental disclosures of cash flow information
Cash paid for interest	$235,919	$323,206
Income taxes paid	13,390	13,390

See accompanying notes to financial statements.

PATH LABS, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2013 and 2012

NOTE 1 – ORGANIZATION

Path Labs, LLC (the “Company”) dba Path Logic is wholly-owned by Path Labs Holdings, LLC and is engaged in the business of providing full-service pathology laboratory, anatomic pathology services and clinical diagnostic services. Path Logic provides a comprehensive array of inpatient and outpatient services to physicians, pathologists, surgery centers, hospitals, and other healthcare providers seeking consistent, reliable, and rapid diagnostics using advanced technology and specialized expertise. Their labs have the capability to serve customers throughout California and the western United States. The Company’s operations currently represent one reportable business segment.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, has an accumulated deficit of $16,854,698 and a working capital deficit. As described in Note 7, the line of credit outstanding of $3,800,000 is fully guaranteed by Mainsail (the majority member of Path Labs Holding, LLC) and as disclosed in Note 16, additional funding up to $1,500,000 will be available in 2014 from Mainsail to fund operations. Mainsail has provided $1,100,000 of this funding through July 8, 2014, however the Company anticipates that additional funding will be needed for which there is no commitment. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company’s parent, Path Labs Holding, LLC has entered into an agreement to sell all of its interest in the Company to an unrelated party. See Note 16.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates, judgments and assumptions used in these financial statements include, but are not limited to, those related to reserves, accounts receivable and related allowances, contingencies, useful lives and the recovery of long-term assets. Actual results could differ from those estimates.

Advertising Costs: Advertising costs are expensed at the time they are incurred and were not material for the years ended December 31, 2013, and 2012.

Charity Care: The Company provides care to patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue. Charity care provided in 2013 and 2012 was not material.

Cash and Cash Equivalents: The Company classifies highly liquid investments with original maturities of three months or less as cash and cash equivalents. The Company’s cash is deposited with a financial institution insured by the Federal Deposit Insurance Corporation (FDIC), which insures all account balances up to $250,000. At December 31, 2013, the Company had deposits with carrying amounts of $247,237 and bank balances of $271,940. All balances were fully insured.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Common Units: Common units are eligible for allocation of all income, gain, loss, deduction and credit of the Company and distributions in respect of the ownership interests in the Company.

Laboratory Services Revenue Net: The Company recognizes laboratory services revenues when (a) the price is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) the service is performed and (d) collectability of the resulting receivable is reasonably assured.

Laboratory services are performed based on a written test requisition form or electronic equivalent and revenues are recognized once the diagnostic services have been performed. These laboratory services are billed to various payers, including Medicare, commercial insurance companies, and individuals. The Company reports revenues from contracted payers, including Medicare and certain insurance companies based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payers, including individuals, based on the amount expected to be collected. The difference between the amount billed and the amount estimated to be collected from non-contracted payers is recorded as an allowance to arrive at the reported net revenues. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate. The Company regularly reviews its historical collection experience and adjusts its expected revenues for current and subsequent periods accordingly.

Revenues from the Medicare and Medicaid programs accounted for approximately 18% and 5%, and 27% and 8%, respectively, of the Company’s laboratory services revenue for the years ending December 31, 2013 and 2012. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Cost of Revenue: Cost of revenue includes payroll and payroll related costs for performing tests, supplies, and courier costs to transport the specimens.

Patient Accounts Receivable: Patient accounts receivable represent amounts due primarily from third-party payors and patients under contracted reimbursement formulas. Accounts receivable are carried at the original billed amount less contractual adjustments and allowance for doubtful accounts. Management estimates uncollectible accounts receivable considering contractual arrangements, current aging statistics and historical collection trends. Patient accounts receivable are written-off when all third-party payor options have been exhausted.

The activity in the allowance account, including contractual allowance and an allowance for uncollectible accounts, for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012

Beginning balance	$287,850	$258,075
Expense for bad debt	907,576	861,017
Write off of accounts receivable	(640,537)	(831,242)

Ending balance	$554,889	$287,850

Medical Supplies Inventory: Medical supplies inventory is stated at the lower of cost (first-in, first-out basis) or market.

Property and Equipment: Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the following estimated useful lives:

Laboratory equipment	3 – 5 years
Other furniture and fixtures	3 years
Vehicles	3 – 5 years
Computer equipment and software	3 years

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amortization of leasehold improvements is provided using the straight-line method over the lesser of the term of the lease or the useful life of the improvement.

Expenditures for renewals or betterments are capitalized while maintenance and repair costs are expensed as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is included in current operating results. The Company evaluates property and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Certain laboratory equipment and software held under capital leases are classified as property and equipment and are depreciated using the straight-line method over the shorter of the lease term or estimated economic life of the asset. The related obligations are recorded as liabilities.

Goodwill and Indefinite Lived Intangibles: Goodwill represents the excess of cost over fair value of assets of businesses acquired. The Company assesses goodwill and indefinite lived intangibles for impairment at least annually, and more frequently if triggering events occur. The timing of the Company’s annual impairment test is the end of the fiscal year. In accordance with the authoritative guidance regarding goodwill and indefinite lived intangible asset impairment testing, an entity is allowed to first assess qualitative factors as a basis for determining whether it is necessary to perform quantitative impairment testing. If an entity determines that it is not more likely than not that the estimated fair value of an asset is less than its carrying value, then no further testing is required. Otherwise, impairment testing must be performed in accordance with the original accounting standards. If it is concluded that it is more likely than not that the asset is impaired, an impairment loss is recognized to the extent that the carrying amount of the reporting unit exceeds its fair value. The Company has determined that the business is comprised of one reporting unit.

The determination of goodwill impairment consists of two steps. First, the Company determines the fair value of the Company and compares it to its carrying amount. Second, if the carrying amount exceeds its fair value, an impairment loss is recognized for any excess. The implied fair value of goodwill is determined by allocating the fair value of the Company to its assets and liabilities in a manner similar to a purchase price allocation in accordance with accounting guidance for business combinations. The residual fair value after this allocation is the implied fair value of the Company’s goodwill. No impairment of goodwill was identified during the year ended December 31, 2012.

The goodwill impairment test completed for the year ended December 31, 2013 resulted in an impairment of $2,600,000. During the year ended December 31, 2013, the Company experienced an approximate 23% reduction in net laboratory services revenue as compared to the year ended December 31, 2012. The Company continued to report recurring losses from operations through December 31, 2013. These factors led to the recognition of impairment at December 31, 2013. Fair value of the Company was calculated utilizing an average of calculated values based on comparable recent merger and acquisition activity of similar companies, comparable public company valuations using multiples of revenue, and a discounted cash flow analysis based on the Company’s own budget projections.

The Company has indefinite lived intangibles consisting of a Medi-Cal Provider Number purchased in August 2011. The Medi-Cal Provider Number enables them to participate as a provider in the California Medical Assistance Program in Southern California. This intangible asset has been determined to have an indefinite life. Prior to December 31, 2012 the decision was made to sell the Medi-Cal Provider Number and an impairment loss of $73,716 was recognized during the year ended December 31, 2012. Fair value was determined based on two quoted sales prices and estimated costs to complete the sales transaction. See Note 6.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Finite Lived Intangible Assets: Intangible assets represent customer relationships consisting primarily of hospitals and physician groups. These intangible assets will be amortized over the expected relationship period of the hospitals and groups of approximately 17 years. Intangible assets are measured for impairment annually through the use of an undiscounted cash flow analysis. During the year ended December 31, 2012, impairment of $387,600 was recognized on the customer list intangible asset due to the loss of one key customer relationship. See Note 6. During the year ended December 31, 2013, no impairment was recognized.

Long-lived Assets: The Company reviews the carrying value of equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where the expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets. There were no impairment losses on equipment recognized during 2013 and 2012.

Income Taxes: The Company is a limited liability company and accordingly its results are allocated to its owners for inclusion in their respective tax returns. The Company pays state franchise taxes related to its operations throughout the United States.

The Company accounts for uncertainty in income tax positions under Accounting Standards Codification (ASC) 740-10 and evaluates its tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are recorded as an expense in the applicable year. The Company has evaluated its current tax positions and has concluded that as of December 31, 2013 and 2012, they do not have any significant uncertain tax positions for which a reserve or disclosure would be necessary. The Company does not expect the total amount of unrecognized tax benefits to change in the next 12 months.

Interest expense and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of operations. For the years ended December 31, 2013 and 2012, there were no interest or penalties recognized.

Fair Value Measurements: The Company applies fair value accounting for all financial assets and liabilities, and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market, in which the Company would transact, and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other-than-quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable data by correlation or other means.

Level 3 – Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis: The Company measures certain nonfinancial assets and liabilities, including goodwill, intangible, and other long-lived assets at fair value on a nonrecurring basis using Level 3 inputs. Except for contingent earn-out consideration, the Company did not have any nonfinancial assets or liabilities recorded at fair value at December 31, 2013 or 2012. The fair value of the Company’s contingent earn-out consideration was $240,999 and $222,755 at December 31, 2013 and 2012, respectively (see Note 3).

Healthcare Legislation: In March 2010, the United States (U.S.) enacted major healthcare legislation which contains reforms to the insurance markets and makes dramatic changes to the Medicare and Medicaid programs. This legislation made significant changes to the U.S. Healthcare system by requiring most individuals to have health insurance coverage and mandating material changes to the delivery of healthcare services and the reimbursement paid for such services in order to generate savings in the Medicare program. Healthcare reform could increase operating costs and have a negative impact on third-party payors and insurance companies. Due to the uncertainty of the resulting regulatory changes that will be needed to implement these reforms, management cannot predict the effects these reforms may have, however they may have a material adverse effect on the financial condition, results of operations and cash flows of future periods.

NOTE 3 – ACQUISITIONS LIABILITY

On December 1, 2011, the Company acquired Hadden Pathology & Cytology, a California sole proprietorship, for a total purchase price of $3,640,394. The total purchase price was comprised of a payment of $2,875,000 and additional future payments to the seller, with an estimated net present value of $765,394 as of December 1, 2011.

The asset purchase agreement calls for three additional payments to be made to the seller that are dependent on the collection of revenues during defined measurement periods. The first payment of $290,625 was made on September 29, 2012, which was within 30 days after the expiration of the following collection period. The second payment of $253,125 was made in three installments, which was completed September 30, 2013. The agreement for the additional payment was amended during 2013, and the associated liability was re-assessed to $240,999. Key assumptions used in estimating the liability include probability of attaining certain revenue targets and collection percentages over the three year period. As fair value is calculated using the Company’s assumptions and valuation techniques, this is considered a Level 3 measurement. The third payment remains outstanding as of the issuance of the accompanying financial statements.

Income of $3,288 and $337,477, resulting from earn-out liability re-measurements, have been recorded as a reduction of general and administrative expenses on the statement of operations for the years ended December 31, 2013 and 2012, respectively. The adjusted accretion of interest, associated with the liability of $240,999 for the year ended December 31, 2013, amounted to $78,875. The adjusted accretion of interest, associated with the liability for the period December 1, 2011 through December 31, 2012, amounted to $169,728, for a liability of $415,248 as of December 31, 2012.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2013	2012

Owned laboratory equipment	$159,758	$1,230,859
Leased laboratory equipment	1,115,854	1,150,854
Computer equipment and software	512,918	1,069,440
Vehicles	211,674	247,370
Leasehold improvements	193,358	209,069
Office furniture and fixtures	6,300	92,075

	2,199,862	3,999,667

Less accumulated depreciation and amortization	(1,428,814)	(2,876,380)

	$771,048	$1,123,287

Depreciation and amortization expense related to property and equipment amounted to $416,636 and $432,903 for the years ended December 31, 2013 and 2012, respectively. Property and equipment held under capital leases at December 31, 2013 and 2012 included cost of $1,115,854 and $1,150,854 and accumulated depreciation of $737,150 and $634,166, respectively.

NOTE 5 – GOODWILL

Goodwill resulted from acquisitions for amounts paid in excess of the fair value of the tangible and intangible assets acquired. Goodwill consists of the following at December 31:

	2013	2012

Path Labs Holdings, LLC acquisition of Path Labs, LLC	$3,486,128	$3,486,128
Acquisition of Hadden Pathology & Cytology	1,391,577	1,391,577
Less goodwill impairment	(2,600,000)	—

	$2,277,705	$4,877,705

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

	2013	2012

Customer Lists	$6,932,812	$6,932,812
Medi-Cal Provider Number	341,716	341,716

	7,274,528	7,274,528

Less accumulated impairment	(461,316)	(461,316)

	6,813,212	6,813,212

Less accumulated amortization	(1,309,690)	(929,119)

	$5,503,522	$5,884,093

Amortization expense was $380,571 and $404,181 for the years ended 2013 and 2012, respectively.

NOTE 6 – INTANGIBLE ASSETS (continued)

Expected future amortization expense of customer lists is as follows:

2014	$380,571
2015	380,571
2016	380,571
2017	380,571
2018	380,571
Thereafter	3,332,667

$5,235,522

During 2012 management determined that the Medi-Cal Provider Number would be offered for sale. The Medi-Cal Provider Number has been recorded at its net realizable value through sale of $268,000. Net realizable value was determined based on two quoted sales prices and estimated costs to complete the sales transaction. The expense of impairment of $73,716 has been recorded as an operating expense on the statement of operations for the year ended December 31, 2012. As of December 31, 2013, management has reevaluated the status Medi-Cal Provider Number and has chosen to no longer hold it available for sale.

The customer lists are evaluated for impairment annually at December 31 using an undiscounted cash flow model. Due to declines in realized and anticipated revenue sourced from one of the two lists held after the loss of one key customer relationship, impairment of $387,600 was recognized as an expense for the year ended December 31, 2012. The customer lists were evaluated for impairment at December 31, 2013 and no impairment was recognized.

NOTE 7 – LINE OF CREDIT

The Company maintains a revolving line of credit with Silicon Valley Bank that allows for a maximum borrowing limit of $3,800,000 with an expiration date of May 7, 2014 (See Note 16). The line of credit bears interest at the prime rate plus 1.75% at December 31, 2013 and 2012, respectively (5% at December 31, 2013 and 2012, respectively). The line of credit outstanding amounted to $3,800,000 and $2,500,000 at December 31, 2013 and 2012, respectively. Interest expense on the line of credit totaled $132,064 and $83,301 for the years ended December 31, 2013 and 2012, respectively. The line of credit is unsecured and is guaranteed by the majority shareholder of the Company’s parent, Path Labs Holdings, LLC

NOTE 8 – NOTES PAYABLE

The Company has entered into multiple agreements with two financial institutions to purchase vehicles. The loans have interest rates ranging from 1.9% to 6.94% and have monthly fixed principal and interest payments ranging from $268 to $429. The notes mature at various dates through October 2015. The outstanding balance of vehicle notes payable amounted to $69,538 and $117,993 at December 31, 2013 and 2012, respectively.

In March 2010, the Company entered into a loan agreement funded by various investors for short term loan financing in the amount of $2,500,000. The loan has an interest rate of 14% and interest was paid quarterly. The maturity date of these notes was extended to September 2012. At this time, the Company entered into a loan agreement funded by the majority shareholder in the amount of $2,580,000 which provided funding to pay the outstanding investor notes. The note was due December 31, 2013. In January 2014, the loan agreement was amended to extend the maturity date to January 2, 2015. Interest of 12% per annum is payable quarterly or, at the sole discretion of the Company, it may be added to the outstanding principal balance. During the year ended December 31, 2013, $508,409 in interest was capitalized and the outstanding balance as of December 31, 2013 was $3,088,409. The loan is subordinated to the line of credit with Silicon Valley Bank described in Note 7.

NOTE 8 – NOTES PAYABLE (continued)

During 2012 and 2013, the Company executed a note payable to a member of senior management in satisfaction of certain compensation amounts due under the employment agreement. The notes bear an interest rate of 14%. The balance of the notes was $198,662 and $100,000 at December 31, 2013 and 2012, respectively plus accrued interest of $10,916. The note payable does not include a set maturity date but is due to be paid when the cash flows of the Company allow. Amounts due at December 31, 2013 are included in the future minimum payment schedule below as maturing in 2015, the year the Company anticipates payment to occur.

Future minimum payments on notes payable as of December 31, 2013 are as follows:

2014	$37,627
2015	3,318,982

$3,356,609

NOTE 9 – CONCENTRATION OF CREDIT RISK

Patient Accounts Receivable: The Company grants credit without collateral to its patients, most of whom are insured under third-party payor agreements.

Significant concentrations of net patient accounts receivable are as follows:

	2013	2012

Medicare	7%	6%
Medi-Cal / Medicaid	6%	11%
Blue Cross Blue Shield	9%	8%

NOTE 10 – CAPITAL LEASES

The Company leases certain laboratory equipment under various capital leases. The lease agreements require monthly installments of $23,935 and expire through December 2014. Future minimum lease payments due under the capital leases are as follows at December 31:

Year Ending December 31,

2014	$212,485
Less amount representing interest	(6,748)

Present value of net minimum lease payments	$205,737

Interest expense on the capital leases amounted to $22,891 and $38,955 for the years ended December 31, 2013 and 2012, respectively.

NOTE 11 – OPERATING LEASES

The Company leases various facility locations under non-cancelable operating leases. The lease agreements require monthly installments ranging from $2,385 to $16,057 expiring at various dates through November 2017.

Minimum future rental payments under non-cancelable operating leases as of December 31, 2013, are as follows:

2014	$491,022
2015	232,386
2016	219,703
2017	167,958

$1,111,069

Rental expense on the operating leases amounted to $503,429 and $565,469 for the years ended December 31, 2013 and 2012, respectively.

NOTE 12 – EMPLOYEE RETIREMENT PLAN

The Company has a 401(k) plan that covers substantially all permanent employees who have completed three months of service and have attained age twenty-one. The Company matches employee contributions at 100% for the first 3% of the employee’s salary, and at 50% for the next 2% of employee salary, subject to federal limitations. Benefits are payable upon the normal retirement date of the participant. The Company made matching contributions to the plan of $33,828 and $39,443 for 2013 and 2012, respectively.

NOTE 13 – COMMITMENT AND CONTINGENCIES

Laws and Regulations: The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursements, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers.

Violations of these laws and regulations could result in expulsion from government healthcare programs, together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with the fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

Risk Management: The Company is insured under a claims-made insurance policy for professional liability claims whereby insurance premiums only cover those claims actually reported during the policy term. The policy is in effect through February 2015 and has a $1,000,000 limit of liability and a self-insured retention per claim of $5,000. Management is not aware of any asserted or unasserted professional liability claims whose settlement, if any, would be in excess of amounts covered by insurance or would otherwise have a material adverse effect on the Company’s financial position, and therefore no amounts are accrued as of December 31, 2013 or 2012.

The Company is insured for workers’ compensation, employee health benefits, directors and officers coverage, property, earthquake and auto insurance through third-party insurers.

NOTE 13 – COMMITMENT AND CONTINGENCIES (continued)

Litigation: The Company is involved in various legal actions in the normal course of business. It is management’s opinion that the resolution of such matters relating to litigation is either covered by insurance or will not have a material adverse impact on the financial position or results of operations of the Company.

NOTE 14 – RELATED PARTY TRANSACTIONS

The Path Labs Holdings, LLC and the Company entered into an agreement with a Mainsail Management Company, LLC to provide management and oversight services. A quarterly management fee equal to 1% of the revenue of the Company for each fiscal quarter is payable in arrears on a monthly basis. The Company incurred management fees totaling $99,855 and $134,197 for the years ended December 31, 2013 and 2012, respectively. Amounts of $77,250 and $26,133 are included in related party payable at December 31, 2013 and 2012, respectively.

The Company entered into an agreement with Kolbeck, Bauer and Stanton Medical Corporation to provide pathology services on a contract basis. Kolbeck, Bauer and Stanton are the principals of KBS Holding, Inc. The Company incurred contract pathology fees totaling $2,237,081 and $2,521,507 for the years ended December 31, 2013 and 2012, respectively. Amounts of $96,685 and $141,750 are included in related party payable at December 31, 2013 and 2012, respectively.

The Company owes Path Labs Holdings, LLC $15,045,685 and $13,045,685 as of December 31, 2013 and 2012, respectively. Advances of $5,084,685 related to the original acquisition of the business and $9,961,000 and $7,961,000 related to advances to fund operations as of December 31, 2013 and 2012, respectively. The note does not bear interest. Repayment terms of the debt are not defined and therefore, the debt is considered due on demand and has been classified as a current liability.

NOTE 15 – EMPLOYEE STOCK ISSUANCES

Path Labs Holdings, LLC has issued Class M units for issuance to Company employees, consultants, directors and managers as an equity incentive. During 2013, there were 828,187 Class M units issued to members of senior management and no units were forfeited. During 2012, there were 1,345,000 Class M units issued to members of senior management and to board members and 384,943 units were forfeited. The Company has determined that the value of Class M units is not significant.

Class M units issued by Path Labs Holdings, LLC vest at varying rates as defined in each Unit Restriction Agreement. Total Class M units outstanding at December 31, 2013 and 2012 were 2,515,855 and 1,687,668, respectively. At December 31, 2013 and 2012, 884,384 and 314,057 Class M units were vested, respectively, and 1,631,471 and 1,373,611 Class M units were remaining to vest monthly between January 2014 and September 2017.

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 8, 2014 the date the financial statements were available to be issued.

On January 2, 2014, Mainsail Partner II L.P. committed to an additional advancing of funds of $1,500,000 through 2014. Through the date of these financial statements, the Company has received $1,100,000 of the amount committed for advancement.

On April 29, 2014, the maturity date for line of credit with Silicon Valley Bank was extended to November 7, 2014.

On May 19, 2014, Path Labs Holdings, LLC, executed an agreement with NeoGeonomics, Inc. to sell its units in Path Labs, LLC. The transaction is expected to close on July 8, 2014.